Exhibit 99.1

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 267-1699
P.O. Box 778
Deerfield, IL 60015-0778

Contact:                 Nancy Krejsa  (847) 267-5483

DADE BEHRING REPORTS RECORD REVENUE IN FIRST QUARTER

Earnings per share increases 26 percent

Deerfield, IL (April 26, 2007) — Dade Behring Holdings, Inc. (NASDAQ:DADE) today announced that its first quarter 2007 earnings per share increased 26 percent to $0.48 per share and revenue grew 10 percent to $459 million. Net income of $40 million increased by $6 million over the first quarter of 2006. On a constant currency basis1, global revenue increased 7 percent over the same period in 2006.

“Our singular focus on serving the needs of clinical laboratory customers and the successful execution of our business strategy has enabled us to deliver strong and consistent financial performance for our shareholders,” said Jim Reid-Anderson, Chairman, President and CEO, Dade Behring. “One of our priorities is to continue developing new and innovative solutions to meet the needs of our customers, now and in the future.”

Cash flow from operations, after investing activities and excess tax benefits from stock-based compensation, was $49 million for the three months ended March 31, 2007. Cash earnings per share2 for the first quarter 2007 increased 37 percent to $0.86, as compared to $0.63 for the same period in 2006.

The company’s worldwide installed base of instruments was 41,300 as of March 31, 2007, a 1.8 percent increase since December 31, 2006 and a 6.6 percent increase since March 31, 2006.

“The steady growth in our installed base of instruments and the related diagnostic tests that run on those systems continues to drive our strong revenue and earnings performance,” said John Duffey, Chief Financial Officer, Dade Behring. “We have invested a large portion of the resulting cash flow to further enhance our product portfolio and to aggressively repurchase the company’s stock.”

During the quarter, the company repurchased $57 million of its common stock, raising the level of purchases to $461 million over the last seven quarters, or 13 percent of the outstanding shares. As of March 31, 2007, 3.0 million shares remain authorized for repurchase under the current program.

Operational Highlights

•                  U.S. revenue grew 7.9 percent over the first quarter of 2006 and revenue outside of the United States grew 6.4 percent on a constant currency basis.

•                  Global core-product reagent, service and operating lease revenue grew 7.1 percent on a constant currency basis.

•                  Revenue growth in the Dimension® family of products, with an immaterial contribution from the Dimension Vista® product line, along with strong sales of the MicroScan® microbiology and hemostasis products contributed to the company’s strong first-quarter revenue performance.

•                  Operating income, as a percent of sales, grew to 15.7 percent for the three months ended March 31, 2007, as compared to 14.0 percent in the first quarter, 2006.

First Quarter 2007 Announcements

During the first quarter, the company announced the signing of multi-year supply agreements with Premier Inc., whose 1,700 hospital members will continue to have access to Dade Behring’s entire line of chemistry and hemostasis diagnostic systems, including the recently introduced Dimension Vista® 1500 Intelligent Lab System.

The company also announced the signing of a license agreement with Radboud University Nijmegen Medical Centre, relating to the development of a new coagulation test called Nijmegen Hemostasis Assay (NHA). Researchers at the medical center anticipate an NHA test could become accepted for testing a broad range of coagulation disorders.

Conference Call

The company will host a conference call today at 8:00 a.m. (CDT) to discuss its first-quarter 2007 financial results. To participate, dial 800-374-0591 in the United States and Canada, or 706-634-1377 outside the United States. The conference call will also be webcast live from the investor relations section of Dade Behring’s Web site at www.dadebehring.com.

About Dade Behring

With 2006 revenue of more than $1.7 billion, Dade Behring is the world’s largest company solely dedicated to clinical diagnostics. It offers a wide range of products, systems and services designed to meet the day-to-day needs of clinical laboratories, delivering innovative solutions to customers and enhancing the quality of life for patients. Additional company information is available on the Internet at www.dadebehring.com.

This press release may contain “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include information regarding the intent, belief or current expectation of the company and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities and the outlook for the company’s businesses, performance, opportunities and regulatory approval. In addition, the company is in the process of a major new product launch, which involves risks and uncertainties regarding product performance, costs of introduction and support, and customer acceptance. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the company.

1. “Constant currency” is not a U.S. GAAP defined measure. The Company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. Changes on a constant currency basis have been calculated by comparing reported current year amounts to prior year amounts in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the Company, may not be comparable to similarly titled measures reported by other companies.

2. “Cash earnings per share” is not a U.S. GAAP defined measure. The Company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the Company’s 2002 restructuring.

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Dade Behring Holdings, Inc.
Revenue By Product Line
and Region (unaudited)
(Dollars in millions)

	Quarter Ended March 31,		% Change
Product Line	2007	2006	Reported	On a Constant Currency Basis*
Core Products
Core Chemistry	$300.3	$275.0	9.2%	6.2%
Hemostasis	87.7	76.9	14.0%	9.3%
Microbiology	41.5	36.1	15.0%	14.1%
Infectious Disease Diagnostics	22.4	21.3	5.2%	-1.2%
Total Core Products	451.9	409.3	10.4%	7.1%
Non-Core Products	7.3	6.4	14.1%	7.5%
Total	$459.2	$415.7	10.5%	7.1%

Region
United States	$211.0	$195.6	7.9%	7.9%
Non-U.S.	248.2	220.1	12.8%	6.4%
Total	$459.2	$415.7	10.5%	7.1%

*                    “Constant currency” is not a U.S. GAAP defined measure.  The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year.  “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.
Consolidated Balance Sheets (unaudited)

	March 31,	December 31,
(Dollars in millions, except share-related data)	2007	2006

Assets

Current assets:
Cash and cash equivalents	$37.7	$24.4
Accounts receivable, net	361.2	359.5
Inventories	217.8	189.7
Prepaid expenses and other current assets	20.4	23.2
Deferred income taxes	101.8	115.9
Total current assets	738.9	712.7

Property, plant and equipment, net	487.9	488.5
Deferred income taxes	153.5	138.6
Identifiable intangible assets, net	332.8	339.0
Goodwill	169.3	169.6
Other assets	30.6	27.0
Total assets	$1,913.0	$1,875.4

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$16.3	$14.8
Accounts payable	81.7	78.9
Accrued liabilities	267.8	273.6
Total current liabilities	365.8	367.3

Long-term debt	510.3	495.0
Deferred income taxes	33.6	33.5
Other liabilities	187.6	170.4
Total liabilities	1,097.3	1,066.2

Commitments and contingencies

Common stock: $.01 par value; 150,000,000 shares authorized at March 31, 2007 and December 31, 2006, respectively; 82,102,452 and 82,860,364 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	0.8	0.8
Additional paid-in capital	441.2	475.0
Retained earnings	335.2	299.1
Accumulated other comprehensive income	38.5	34.3
Total shareholders’ equity	815.7	809.2
Total liabilities and shareholders’ equity	$1,913.0	$1,875.4

Dade Behring Holdings, Inc.
Consolidated Statements of Operations (unaudited)

	Quarter Ended March 31,
(Dollars in millions, except per share data)	2007	2006

Net sales	$459.2	$415.7
Cost of goods sold	207.8	183.1
Gross profit	251.4	232.6

Operating costs and expenses:
Marketing and administrative expenses	141.4	137.2
Research and development expenses	38.3	37.4
Restructuring expense (income)	(0.5)	—
Income from operations	72.2	58.0

Other income (expense):
Interest expense	(9.3)	(6.4)
Interest income	1.2	1.1
Foreign exchange gain (loss)	(1.1)	2.0
Other	(2.0)	(0.3)
Income before income tax expense	61.0	54.4
Income tax expense	20.8	20.2
Net income	$40.2	$34.2

Basic shares outstanding	82.5 million	87.8 million
Diluted shares outstanding	83.7 million	90.5 million

Basic earnings per common share	$0.49	$0.39
Diluted earnings per common share	$0.48	$0.38

Operating Cash Flow to Cash Earnings reconciliation:
Operating Cash Flow	$82.4	$75.0
Net changes in balance sheet items not in earnings; loss on disposal of fixed assets	9.8	1.2
Capital expenditures and investment in licensing agreements	(35.8)	(36.2)
Restructuring expense (income)	(0.5)	—
Income tax expense	20.8	20.2
Cash paid during the period for taxes	(4.4)	(2.8)
Cash Earnings (*)	$72.3	$57.4

Net income to Cash Earnings reconciliation:
Net income	$40.2	$34.2
Depreciation and amortization (including amortization of debt issuance costs)	45.8	37.0
Capital expenditures and investment in licensing agreements	(35.8)	(36.2)
Stock-based compensation expense	6.2	5.0
Restructuring expense (income)	(0.5)	—
Income tax expense	20.8	20.2
Cash paid during the period for taxes	(4.4)	(2.8)
Cash Earnings (*)	$72.3	$57.4

(*)            “Cash earnings” is not a U.S. GAAP defined measure. The Company believes this measure provides meaningful profitability metrics, given current accumualted tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the Company’s 2002 restructuring.

Dade Behring Holdings, Inc.
Consolidated Statements of Cash Flows (unaudited)

	Quarter Ended March 31,
(Dollars in millions)	2007	2006

Operating Activities:
Net income	$40.2	$34.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	45.8	37.0
Net loss on disposal of fixed assets	0.3	0.4
Stock-based compensation expense	6.2	5.0
Restructuring reserves	(0.5)	—
Deferred income taxes	13.7	8.3
Changes in balance sheet items	(23.3)	(9.9)
Net cash flow provided by operating activities	82.4	75.0

Investing Activities:
Capital expenditures	(34.7)	(36.0)
Investment in licensing agreements	(1.1)	(0.2)
Net cash flow utilized for investing activities	(35.8)	(36.2)

Financing Activities:
Net borrowings related to short-term debt	1.5	1.5
Borrowings under revolving credit facility	52.2	163.2
Repayments of borrowings under revolving credit facility	(36.9)	(164.2)
Proceeds from exercise of stock options	7.6	5.8
Excess tax benefits from stock-based compensation	2.7	6.9
Repurchases of common stock	(56.5)	(64.5)
Dividends paid	(4.1)	(4.4)
Net cash flow utilized for financing activities	(33.5)	(55.7)

Effect of foreign exchange rates on cash	0.2	0.4

Net increase (decrease) in cash and cash equivalents	13.3	(16.5)

Cash and Cash Equivalents:
Beginning of Period	24.4	34.6

End of Period	$37.7	$18.1